Filed Pursuant to Rule 424(b)(5)
Registration No. 333-286822
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 8, 2025)

459,112 Ordinary Shares

We are offering 459,112 of our ordinary shares, par value NIS 1.00 per share, at an offering price of $72.00 per ordinary share, pursuant to this prospectus supplement and accompanying prospectus.

Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “SLGL”.  On March 23, 2026, the last reported sale price of our ordinary shares was $66.20 per share.

Investing in our ordinary shares involves a high degree of risk.  Before making an investment decision, you should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.  These risks are described under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement, and under similar headings in the documents incorporated by reference into this prospectus supplement and accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

	PER ORDINARY SHARE	TOTAL
Public Offering Price	$72.00	$33,056,064.00
Underwriting Discounts and Commissions (1)	$4.32	$1,983,363.84
Proceeds to Us, Before Expenses	$67.68	$31,072,700.16

(1) See the section titled “Underwriting” for additional information regarding compensation payable to the underwriters. We have agreed to reimburse the underwriters for certain offering-related expenses. See “Underwriting.”

Delivery of the ordinary shares is expected to be made on or about March 25, 2026.

Book-Running Managers

TD Cowen	LifeSci Capital

The date of this prospectus supplement is March 23, 2026.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form F-3 (File No.  333-286822) that we filed with the Securities and Exchange Commission, or the SEC, on April 29, 2025, and that was declared effective on May 8, 2025. This document consists of two parts, this prospectus supplement, including the documents incorporated by reference, which describes the specific information about this offering, and the accompanying prospectus, which provides more general information, some of which may not apply to this offering. When we refer to this prospectus, we are referring to both parts of this document combined.

This prospectus supplement and the documents incorporated by reference herein may add, update or change information contained in the accompanying prospectus. To the extent that any statement made in this prospectus supplement is inconsistent with a statement made in the accompanying prospectus, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus.

This prospectus supplement and the accompanying prospectus relate to the offering of our ordinary shares.  Before buying any of the ordinary shares offered hereby, we urge you to read carefully this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference herein and therein as described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.  We and the underwriters have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not making offers to sell or solicitations to buy our ordinary shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.  You should assume that the information in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference herein or therein is accurate only as of the date on the front cover of those documents and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference in this prospectus supplement or the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or the time of any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information.  All of the summaries are qualified in their entirety by the actual documents.  Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated in this prospectus supplement and the accompanying prospectus by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you.  Moreover, such representations, warranties or covenants were accurate only as of the date when made.  Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
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Solely for convenience, the trademarks, service marks and trade names referred to or incorporated by reference in this prospectus supplement and the accompanying prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.  This prospectus supplement and the accompanying prospectus contain additional trademarks, service marks and trade names of others, which are the property of their respective owners.  All trademarks, service marks and trade names appearing in this prospectus supplement and the accompanying prospectus are, to our knowledge, the property of their respective owners.  We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Sol-Gel,” “Sol-Gel Technologies,” “we,” “us,” “our,” “the Company” and similar designations refer to Sol-Gel Technologies Ltd.

INDUSTRY AND MARKET DATA

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain statistics and other data relating to markets, market sizes and other industry data pertaining to our business that we have obtained from industry publications and surveys and other information available to us.  Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable.  Market data and statistics are inherently predictive and speculative and are not necessarily reflective of actual market conditions.  Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products and transactions should be included in the relevant market.  In addition, the value of comparisons of statistics for different markets is limited by many factors, including that (i) the markets are defined differently, (ii) the underlying information was gathered by different methods, and (iii) different assumptions were applied in compiling the data.  Accordingly, the market statistics included or incorporated by reference in this prospectus supplement and the accompanying prospectus should be viewed with caution.  Although we believe that information from these industry publications included in this prospectus supplement and the accompanying prospectus is reliable, this information could prove to be inaccurate.
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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our ordinary shares.  For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus supplement on page S-7 and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Our Company

We are an innovative dermatology company, leveraging innovative approaches to develop pioneering treatments for patients with severe skin conditions, with a successful track record of two NDA approvals and a pipeline of product candidates being developed for orphan indications. We successfully developed pioneer topical drugs Twyneo and Epsolay, respectively approved for the treatments of acne vulgaris and inflammatory lesions of rosacea.

Our current product candidate pipeline includes SGT-610 (Patidegib Gel 2%), a new chemical entity hedgehog signaling pathway blocker, for the chronic use and prevention of new BCC in Gorlin syndrome patients, for which we are conducting a Phase 3 clinical trial, and plan to pursue the examination of SGT-610 for a potential new indication: high-frequency BCC, and the SGT-210 topical drug candidate platform for new indications with significant unmet need.

Our U.S. Food and Drug Administration, or FDA, -approved product, Twyneo, is a novel, once-daily, non-antibiotic topical cream containing a fixed-dose combination of encapsulated benzoyl peroxide, or BPO, and encapsulated tretinoin, developed for the treatment of acne vulgaris, the most common type of acne. Our FDA-approved product, Epsolay, is a novel, once-daily topical cream containing encapsulated BPO that we have developed for the treatment of inflammatory lesions of rosacea.

From 2022 until April 2025, both products were marketed in the U.S. by our U.S. commercial partner, Galderma. In April 2025, we sold our rights related to Twyneo and Epsolay in the U.S. to Mayne, following the mutual termination by Sol-Gel and Galderma of the exclusive five-year license agreement in the U.S. for both products, which were entered into in June 2021. In June 2023, we entered into two exclusive license agreements with Searchlight Pharma Inc., or Searchlight, pursuant to which Searchlight has the exclusive right, and is responsible for, all regulatory and commercial activities for Twyneo and Epsolay in Canada, over a fifteen-year term that is renewable for subsequent five-year periods.  In May 2024, we entered into an asset purchase agreement with Beimei Pharmaceutical Co., Ltd., or Beimei, pursuant to which Beimei purchased and licensed the rights to commercialize and manufacture Twyneo in China, Hong Kong, Macau, Taiwan and Israel. Lastly, during 2024, we also entered into commercialization agreements for commercialization of Twyneo and Epsolay in most European countries, South Africa and South Korea.

Products and Pipeline

The following chart represents our current approved product and candidate pipeline with estimated timelines:

We are developing the new chemical entity SGT-610 (patidegib Gel 2%), a hedgehog signaling pathway blocker, for the chronic use and prevention of new BCC in Gorlin syndrome patients. Gorlin syndrome is a rare disease with no therapies approved by the FDA or the EC for this disease. SGT-610 is aimed to prevent new BCCs in adults with Gorlin syndrome without systemic adverse events. We believe it has the potential to be the first drug approved for such indication. SGT-610 has been granted orphan drug designation by the FDA and the EC as well as Breakthrough Therapy designation by the FDA. If approved by the FDA, we believe SGT-610 has the potential to generate, at peak, annual net sales in excess of $600 million (based in part on independent sources and also based on our good faith estimates). Although we believe such data and estimate to be reliable, it involves a number of assumptions and limitations, including without limitations the number of patients, the penetration level of the treatment, and the expected treatment annual price.

Our ongoing Phase 3 clinical trial of SGT-610, which commenced in November 2023, has led to growing physician interest in its potential use in patients with severe, high-frequency BCC. One such case, a non-Gorlin patient in France with a devastating form of high-frequency BCC, was found to have a lesion harboring a PTCH1 mutation, and we agreed to provide SGT-610 for compassionate use. We plan to supply the drug to additional high-frequency BCC patients with at least one PTCH1 mutated lesion and are evaluating the initiation of a feasibility study in SGT-610 for high-frequency BCC to further substantiate the rationale for a Phase 3 trial, subject to the successful completion of the Phase 3 Gorlin syndrome trial. High-frequency BCC is also a rare disease; however, its prevalence is estimated to be 51 per 100,000 in the U.S. Even if clinical development focuses only on patients with the most severe forms of high-frequency BCC, we believe a successful outcome is expected to exceed the commercial potential of SGT-610. For many patients with high-frequency BCC, there is a significant unmet need for an effective and well-tolerated treatment, as frequent and potentially disfiguring Mohs surgeries are often no longer sustainable.

The rights to SGT-610 were purchased on January 30, 2023, pursuant to an asset purchase agreement with PellePharm, dated January 23, 2023.

Under the terms of the agreement upon closing of the transaction, we paid an upfront payment of $4 million to PellePharm, and the remaining principal amount outstanding of $0.7 million has not been transferred as of the issuance date of this annual report. We are also required to pay:

•	up to $6 million in total development and NDA acceptance milestone payments;

•	up to $64 million in commercial milestone payments, which amount increases to $89 million when sales exceed $500 million; and

•	single digit royalties, which increase to double digit royalties when sales exceed $500 million.

SGT-210 is a topical platform designed to enable local EGER inhibition with limited systemic exposure. Erlotinib is an epidermal growth factor receptor inhibitor (EGERi). Sol-Gel’s expertise enabled the development of a high-concentration topical erlotinib intended to maximize local activity while minimizing systemic absorption. In our completed Phase 1 maximal-use pharmacokinetic study, SGT-210 was found to be well tolerated, with minimal systemic absorption, and no safety findings that affected treatment adherence. In addition, compassionate-use treatment with SGT-210 in a pediatric patient with Olmsted syndrome, an ultra-rare debilitating skin disorder with no approved therapy, was associated with improvement in facial and hand hyperkeratosis and reductions in pain and itching. Following the unblinding of clinical data from our vehicle-controlled Phase 1b proof-of-concept study of erlotinib ointment in on Darier disease patients, we announced in December 2025 that the data did not show differentiation between the investigational drug products on the study’s efficacy assessments, and we decided not to advance development for this indication.  We currently intend to pursue small feasibility studies in new indications with significant unmet need where we believe the mechanistic rationale for SGT-210 is strong.

Twyneo, is a once-daily, non-antibiotic topical cream, containing a fixed-dose combination of encapsulated benzoyl peroxide, or E-BPO, and encapsulated tretinoin for the treatment of acne vulgaris. Acne vulgaris is one of the three most prevalent skin diseases in the world and is the most commonly treated skin disease in the United States. According to the American Academy of Dermatology, acne vulgaris affects approximately 40 to 50 million people in the United States, of which approximately 10% are treated with prescription medications. Tretinoin and benzoyl peroxide, the two active components in Twyneo, are both widely-used therapies for the treatment of acne vulgaris that historically have not been conveniently co-administered due to stability concerns.  Twyneo was approved for marketing by the FDA in July 2021 in the United States and was licensed in the United States exclusively to Galderma from June 2021 until April 2025 when we sold our rights related to Twyneo and Epsolay in the U.S. to Mayne, and in Canada exclusively to Searchlight in June 2023. The rights to commercialize and manufacture Twyneo in China, Hong Kong, Macau, Taiwan and Israel were purchased and in licensed by Beimei in May 2024. We also entered into commercialization agreements for commercialization of Twyneo in most European countries, South Africa and South Korea during 2024.   In December 2025, Health Canada issued a Notice of Compliance, or NOC, for Twyneo for the treatment of acne vulgaris in adults and pediatric patients 9 year of age and above. In February 2026 we received marketing approval for Twyneo in Israel for the treatment of acne vulgaris in adults and pediatric patients 9 year of age and older.

Epsolay, is a once-daily topical cream containing 5% encapsulated benzoyl peroxide, that we have developed for the treatment of inflammatory lesions of rosacea in adults. Rosacea is a chronic skin disease characterized by facial redness, inflammatory lesions, burning and stinging. According to the U.S. National Rosacea Society, approximately 16 million people in the United States are affected by rosacea. Subtype II rosacea is characterized by small, dome-shaped erythematous papules, tiny surmounting pustules on the central aspects of the face, solid facial erythema and edema, and thickening/overgrowth of skin. Subtype II rosacea resembles acne, except that comedowns are absent, and patients may report associated burning and stinging sensations. Current topical therapies for subtype II rosacea are limited due to tolerability concerns. For example, BPO, a common therapy for acne, is not used for the treatment of subtype II rosacea due to side effects. As encapsulated BPO, Epsolay is designed to redefine the standard of care for the treatment of subtype II rosacea.  Epsolay, is the first product containing BPO that is marketed for the treatment of subtype II rosacea. Epsolay was approved for marketing by the FDA in April 2022 and was licensed in the United States exclusively to Galderma in June 2021 and in Canada exclusively to Searchlight in June 2023. We also entered into commercialization agreements for commercialization of Epsolay in most European countries, South Africa and South Korea during 2024. In August 2025, Health Canada issued a Notice of Compliance, or NOC, for Epsolay for the treatment of inflammatory lesions of rosacea in adults.

In April 2025, we sold our rights related to Twyneo and Epsolay in the U.S. to Mayne, following the mutual termination by Sol-Gel and Galderma of the exclusive five-year license agreement in the U.S. for both products, which were entered into in June 2021.

In May 2024, we entered into an asset purchase agreement with Beimei, pursuant to which Beimei purchased and licensed the rights to commercialize and manufacture Twyneo in China, Hong Kong, Macau, Taiwan and Israel. We expect to receive, subject to applicable government approvals, a total consideration of up to $15 million, out of which $10 million will be paid as upfront and regulatory milestones, and the remaining $5 million will be paid as royalties on net sales.

In June 2023, we entered into exclusive license agreements with Searchlight, a private Canadian specialty pharmaceutical company, pursuant to which Searchlight has the exclusive right, and is responsible for all commercial activities for Twyneo and Epsolay in Canada, over a fifteen-year term that is renewable for subsequent five-year periods. Searchlight will be responsible for obtaining and maintaining ay regulatory approvals required to market and sell the drugs in Canada with support from us. In consideration for the grant of such rights, we will receive up to $11 million in potential upfront payments and regulatory and sales milestones for both drugs, combined. In addition, we will be entitled to royalty percentages of all Canadian net sales ranging from low-double-digits to high teens.

Reverse Share Split

On May 5, 2025, we implemented a 1‑for‑10 reverse share split of our ordinary shares, reducing shares outstanding from approximately 27.9 million to 2.8 million and adjusting authorized share capital to 5 million shares (par value NIS 1.00).

Corporate Information

Our legal and commercial name is Sol-Gel Technologies Ltd.  We were incorporated on October 28, 1997, and were registered as a company with limited liability under the laws of the State of Israel.

Our principal executive offices are located at 7 Golda Meir St., Weizmann Science Park, Ness Ziona, 7403650 Israel, and our telephone number is +972-8-931-3433.  Our website address is http://www.sol-gel.com.  The information on our website does not constitute a part of this prospectus.  We have included our website address in this prospectus solely as an inactive textual reference.  Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware.

Implications of Being a Foreign Private Issuer

As long as we qualify as a foreign private issuer under the Securities Exchange Act of 1934, or the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the rules under the Exchange Act requiring filing with the SEC of quarterly periodic reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, we were not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction. However, on December 18, 2025, the Holding Foreign Insiders Accountable Act was enacted as part of the National Defense Authorization Act for Fiscal Year 2026, mandating directors and officers of foreign private issuers to file Section 16(a) reports (Forms 3, 4, and 5) with the SEC to report beneficial ownership interests in companies, effective on March 18, 2026. Our principal shareholders who are not our officers or directors, however, will remain exempt from Section 16(a) reporting requirements.

Foreign private issuers also are exempt from certain more stringent executive compensation disclosure rules.

THE OFFERING

Ordinary Shares Offered by Us in the Offering	459,112 ordinary shares

Total Ordinary Shares to be Outstanding Immediately After This Offering	3,245,270 ordinary shares.

Use of Proceeds
We estimate that we will receive net proceeds from this offering of approximately $30.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund the continued development of SGT-610, including pre-commercialization activities and research and development, and the remainder for working capital and other general corporate purposes.  See “Use of Proceeds.”

Risk Factors
Investing in our ordinary shares involves significant risks.  See “Risk Factors” on page S-7 of this prospectus supplement, and under similar headings in other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Nasdaq Capital Market symbol	“SLGL”.

The number of ordinary shares to be outstanding immediately after this offering is based on 2,786,158 ordinary shares outstanding as of December 31, 2025, and excludes:

•
19,858 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding under our 2014 Plan and under our 2024 Share Incentive Plan, or the 2024 Plan, at a weighted average exercise price of $76.98 per ordinary share;

•	an additional 117,331 ordinary shares available for future issuance under our 2024 Plan;

•
256,000 ordinary shares issuable upon exercise of warrants issued to Armistice Capital pursuant to a securities purchase agreement dated January 2023, at an exercise price of $58.50 per ordinary share; and

•
200,000 ordinary shares issuable upon exercise of warrants issued to M. Arkin Dermatology Ltd. pursuant to a subscription agreement dated January 2023, at an exercise price of $58.50 per ordinary share.

RISK FACTORS

An investment in our securities involves a high degree of risk.  Our business, financial condition or results of operations could be adversely affected by any of these risks.  You should carefully consider the risk factors discussed below and the risk factors under the caption “Item 3:  Key Information-D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025, and in any other filing we make with the SEC subsequent to the date of this prospectus supplement that is incorporated herein by reference, before making your investment decision.  The risks and uncertainties we have described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.  Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.  If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed.  This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment.  Please also read carefully the section below entitled “Forward-Looking Statements.”

Risks Related to the Offering, Our Ordinary Shares

Our management and board of directors will have broad discretion as to the use of the net proceeds from this offering, and we may not use them effectively.

We intend to use the net proceeds from this offering to fund the continued development of SGT-610, including pre-commercialization activities and research and development, and the remainder for working capital and other general corporate purposes.  However, our management and board of directors will have broad discretion in the application of the net proceeds from this offering, and you will be relying on their judgment regarding the application of these proceeds, which can be different from that contemplated at the time of this offering.  Our management and board of directors could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ordinary shares.  Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and cause the price of our ordinary shares to decline.

You will experience immediate and substantial dilution in the book value per ordinary share you purchase.

After giving effect to the sale of 459,112 ordinary shares at a public offering price of $72.00 per ordinary share in this offering, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering, you will experience immediate and substantial dilution of $55.48 per ordinary share, representing the difference between the public offering price per share and our as adjusted net tangible book value per share as of December 31, 2025 after giving effect to this offering. If holders of outstanding options to acquire our ordinary shares exercise those options at prices below the public offering price per share, you will experience further dilution.  See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

A large number of shares may be sold in the market following this offering, which may depress the market price of our ordinary shares.

All of our ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act.  As a result, a substantial number of our ordinary shares may be sold in the public market following this offering, which may cause the market price of our ordinary shares to decline.  This could make it more difficult for you to sell your ordinary shares at a time and price that you deem appropriate and could impair our ability to raise capital through the sale of additional equity securities.

You may experience further dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares at prices that may not be the same as the price per share in this offering.  We may sell ordinary shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders.  The price per share at which we sell additional ordinary shares, or securities convertible or exchangeable into ordinary shares, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We believe that we were a passive foreign investment company for U.S. federal income tax purposes for our 2025 taxable year, which could result in materially adverse U.S. federal income tax consequences to U.S. Holders of our ordinary shares.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will generally be a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such year is passive income (such as interest income); or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to cash or other assets that produce passive income or are held for the production of passive income. Because the value of our assets for purposes of the PFIC asset test will generally be determined by reference to the market price of our ordinary shares, based on the value and composition of our assets for our 2025 taxable year (including, in particular, the size of our cash and other passive assets) and the changes in the market price of our ordinary shares during our 2025 taxable year, we expect that we will be treated as a PFIC for U.S. federal income tax purposes for our 2025 taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations”) holds our ordinary shares, the U.S. Holder may be subject to adverse tax consequences whether or not we continue to be characterized as a PFIC, including (i) the treatment of all or a portion of any gain on disposition as ordinary income, (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends, and (iii) compliance with certain reporting requirements. Certain adverse consequences of PFIC status can be mitigated if a U.S. Holder makes a “mark-to-market” election or an election to treat us as a qualified electing fund, or QEF. Upon request, we expect to provide the information necessary for U.S. Holders to make “qualified electing fund election” if we are classified as a PFIC. There is no assurance, however, that we will have timely knowledge of our status as a PFIC, or that the information that we provide will be adequate to allow U.S. Holders to make a QEF election.

For further discussion of the adverse U.S. federal income tax consequences of our classification as a PFIC, see “Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company”.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated herein and therein by reference, that are subject to risks and uncertainties.  These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives.  In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions.  Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.  Important factors that could cause such differences include, but are not limited to:

•
the adequacy of our financial and other resources, particularly in light of our history of recurring losses and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives;

•	the benefits of and projections of our future financial performance as a result of our development of our product candidates;

•	our ability to enroll patients in our clinical trials and the possibility that patients would discontinue their participation in our clinical trials;

•	our ability to complete the development of our product candidates;

•
our ability to obtain the benefits associated with orphan drug designation, such as orphan drug exclusivity and, even if we do, that exclusivity may not prevent the FDA or other comparable foreign regulatory authorities from approving competing products;

•	the timing and results of clinical trials that we may conduct or that our competitors and others may conduct relating to our or their product candidates;

•	our dependence on the success of Beimei, Searchlight and our other licensees in commercializing our approved products in China, Canada and in other licensed territories, respectively;

•	our and our licensees ability to obtain and maintain the regulatory approval of Twyneo and Epsolay in various territories;

•
our ability to obtain and maintain regulatory approvals for our product candidates in our target markets and the possibility of adverse regulatory or legal actions relating to our product candidates even if regulatory approval is obtained;

•	our ability to find suitable co-development, contract manufacturing and marketing partners to our products and product candidates;

•	our ability to commercialize and launch our product candidates;

•	our ability to obtain and maintain adequate protection of our intellectual property;

•	our ability to manufacture our product candidates in commercial quantities, at an adequate quality or at an acceptable cost;

•	acceptance of our products and product candidates by healthcare professionals and patients;

•	the possibility that we may face third-party claims of intellectual property infringement;

•
intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do;

•	potential product liability claims;

•	potential adverse federal, state and local government regulation in the United States, Europe, China or Israel;

•	the impact of political, economic and military conditions in Israel including the impact of ongoing conflicts and regional instability;

•	our failure to maintain compliance with the Nasdaq Listing Rules;

•
the impact of the current global macroeconomic climate on our ability to source supplies for our operations or our ability or capacity to manufacture, sell and support the use of SGT-610, Twyneo, Epsolay and our product candidates;

•
the development of the Phase 3 program of SGT-610 in Gorlin syndrome and its expected improved safety profile compared to oral hedgehog inhibitors and its potential future opportunity in high-frequency BCC;

•	loss or retirement of key executives and research scientists;

•	our expected timing and closing of this offering;

•	our receipt of the proceeds from this offering; and

•	our expected use of proceeds from this offering.

You should review carefully the risks and uncertainties described under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus, and under the heading “Risk Factors” in our most recent Annual Report on Form 20-F and in our other filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of these and other risks that relate to our business and investing in our ordinary shares.  The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated herein and therein by reference are expressly qualified in their entirety by this cautionary statement.  Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus supplement to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of our ordinary shares will be approximately $30.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund the continued development of SGT-610, including pre-commercialization activities and research and development,  and the remainder for working capital and other general corporate purposes.

Although we have identified some potential uses of the net proceeds to be received upon completion of this offering, we cannot specify these uses with certainty.  Our expected use of net proceeds from this offering represents our intentions based on our present plans and business conditions, which could change as our plans and business conditions evolve.  The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our product candidate development, the status of, and results from, clinical trials, as well as any collaborations that we have entered into or may enter into with third parties for our product candidates, and any unforeseen cash needs.  As a result, our management and board of directors will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering.  Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.  Moreover, our management may use the net proceeds for corporate purposes that may not result in us being profitable or increase our market value.

Until we use the net proceeds of this offering, we intend to deploy the funds in either (i) cash and cash equivalents or (ii) short-term, investment grade, interest-bearing instruments, consistent with our investment policy.

Based on the planned use of proceeds described above, we believe that the net proceeds from this offering, together with our existing cash resources, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements into the first quarter of 2028.  We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect.

CAPITALIZATION

The table below sets forth our cash, cash equivalents, bank deposits and marketable securities and capitalization as of December 31, 2025:

•	on an actual basis; and

•
on an as adjusted basis to reflect the sale of 459,112 ordinary shares in this offering at a public offering price of $72.00 per ordinary share after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.

The financial data in the following table should be read in conjunction with our financial statements incorporated by reference herein.

	As of December 31, 2025
	Actual	As Adjusted
	(U.S. $ in thousands)
Cash, cash equivalents, bank deposits and marketable securities	23,999	54,797
Shareholders’ equity
Ordinary shares, par value NIS 1.0 per share; 5,000,000 shares authorized and 2,786,158 shares issued and outstanding, actual; 5,000,000 shares authorized and 3,245,270 issued and outstanding, as adjusted	774	902
Additional paid-in capital	259,047	289,717
Accumulated deficit	(237,010)	(237,010)
Total shareholders’ equity	22,811	46,503
Total capitalization	29,917	53,609

The above table is based on 2,786,158 ordinary shares issued and outstanding as of December 31, 2025, and excludes:

•
19,858 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding under our 2014 Plan and under our 2024 Plan, at a weighted average exercise price of $76.98 per ordinary share;

•	an additional 117,331 ordinary shares available for future issuance under our 2024 Plan;

•
256,000 ordinary shares issuable upon exercise of warrants issued to Armistice Capital pursuant to a securities purchase agreement dated January 2023, at an exercise price of $58.50 per ordinary share; and

•
200,000 ordinary shares issuable upon exercise of warrants issued to M. Arkin Dermatology Ltd. pursuant to a subscription agreement dated January 2023, at an exercise price of $58.50 per ordinary share.

DILUTION

If you invest in our ordinary shares in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our ordinary shares after this offering.  We calculate net tangible book value per ordinary share by subtracting our liabilities from our tangible assets and dividing the difference by the number of ordinary shares outstanding at a given date.

Our net tangible book value as of December 31, 2025 was approximately $22.8 million, or $8.19 per share. Historical net tangible book value per share is equal to our total tangible assets, less total liabilities, divided by the number of outstanding ordinary shares. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of ordinary shares in this offering and the net tangible book value per ordinary share immediately after this offering.

After giving effect to the sale of 459,112  ordinary shares, at the public offering price of $72.00 per ordinary share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering, our as adjusted net tangible book value as of December 31, 2025 would have been approximately $53.6 million, or $16.52 per ordinary share.  This represents an immediate increase in net tangible book value of approximately $8.33 per share to our existing shareholders and immediate dilution in net tangible book value of approximately $55.48  per share to investors participating in this offering, as illustrated by the following table:

Public offering price per ordinary share		$72.00
Net tangible book value per share as of December 31, 2025	$8.19
Increase in net tangible book value per share attributable to this offering	8.33
As adjusted net tangible book value per share as of December 31, 2025, after giving effect to this offering		16.52
Dilution per share to investors participating in this offering		$55.48

The above discussion and table are based on 2,786,158 ordinary shares issued and outstanding as of December 31, 2025, and excludes the following:

•
19,858 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding under our 2014 Plan and under our 2024 Plan, at a weighted average exercise price of $76.98 per ordinary share;

•	an additional 117,331 ordinary shares available for future issuance under our 2024 Plan;

•
256,000 ordinary shares issuable upon exercise of warrants issued to Armistice Capital pursuant to a securities purchase agreement dated January 2023, at an exercise price of $58.50 per ordinary share; and

•
200,000 ordinary shares issuable upon exercise of warrants issued to M. Arkin Dermatology Ltd. pursuant to a subscription agreement dated January 2023, at an exercise price of $58.50 per ordinary share.

To the extent that any of these outstanding options are exercised or we issue additional shares under our equity incentive plans, there will be further dilution to new investors.  In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.  To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

MATERIAL TAX CONSIDERATIONS

Israeli Tax Considerations and Government Programs

General

The following is a summary of the material Israeli tax laws applicable to us, and some Israeli Government programs benefiting us.  This section also contains a discussion of some Israeli tax consequences to persons owning our ordinary shares.  This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law.  Examples of this kind of investor include traders in securities or persons that own, directly or indirectly, 10% or more of our outstanding voting capital, all of whom are subject to special tax regimes not covered in this discussion.  Some parts of this discussion are based on new tax legislation which has not been subject to judicial or administrative interpretation.  The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General Corporate Tax Structure in Israel

Israeli resident companies are generally subject to corporate tax at the rate of 23% in 2026 and thereafter.  However, the effective tax rate payable by a company that derives income from a Benefited Enterprise or a Preferred Enterprise (as discussed below) may be considerably less.  Capital gains derived by an Israeli resident company are generally subject to tax at the prevailing corporate tax rate.

Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”

The Industry Encouragement Law defines an “Industrial Company” as a company resident in Israel and which was incorporated in Israel of which 90% or more of its income in any tax year, other than certain income (such as from defense loans, capital gains, interest and dividends) is derived from an “Industrial Enterprise” owned by it and which is located in Israel or in the “Area” (as defined under Section 3A of the Israeli Tax Ordinance). An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

•
amortization over an eight-year period of the cost of purchased know-how and patents and rights to use a patent and know-how which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, commencing on the year in which they were first used;

•	under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

•	expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Tax Benefits and Grants for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred.  Expenditures are deemed related to scientific research and development projects, if:

•	the research and expenditures are approved by the relevant Israeli government ministry, determined by the field of research;;

•	the research and development must be for the promotion of the company; and

•	the research and development are carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the financing of such scientific research and development projects.  No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israeli Tax Ordinance, 1961.  Expenditures not so approved are deductible, under certain conditions, in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority, or IIA, for approval to allow a tax deduction for all or most of research and development expenses during the year incurred.  There can be no assurance that such application will be accepted.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law).

Tax Benefits Prior to the 2005 Amendment

An investment program that is implemented in accordance with the provisions of the Investment Law prior to an amendment that became effective in April 2005, or the 2005 Amendment, referred to as an “Approved Enterprise,” is entitled to certain benefits.  A company that wished to receive benefits as an Approved Enterprise must have received approval from the Investment Center of the Israeli Ministry of Economy and Industry, or the Investment Center.  Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.

In general, an Approved Enterprise is entitled to receive a grant from the Government of Israel or an alternative package of tax benefits, known as the alternative benefits track.  The tax benefits from any certificate of approval relate only to taxable profits attributable to the specific Approved Enterprise.  Income derived from activity that is not integral to the activity of the Approved Enterprise does not enjoy tax benefits.

In addition, a company that has an Approved Enterprise program is eligible for further tax benefits if it qualifies as a Foreign Investors’ Company, or FIC, which is a company with a level of foreign investment, as defined in the Investment Law, of more than 25%.  The level of foreign investment is measured as the percentage of rights in the company (in terms of shares, rights to profits, voting and appointment of directors), and of combined share and loan capital, that are owned, directly or indirectly, by persons who are not residents of Israel.  The determination as to whether a company qualifies as an FIC is made on an annual basis.  We are currently not entitled to tax benefits for Approved Enterprise.

Tax Benefits Subsequent to the 2005 Amendment

The 2005 Amendment applies to new investment programs and investment programs commencing after 2004, but does not apply to investment programs approved prior to April 1, 2005.  The 2005 Amendment provides that terms and benefits included in any certificate of approval that was granted before the 2005 Amendment became effective (April 1, 2005) will remain subject to the provisions of the Investment Law as in effect on the date of such approval.  Pursuant to the 2005 Amendment, the Investment Center will continue to grant Approved Enterprise status to qualifying investments.  The 2005 Amendment, however, limits the scope of enterprises that may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income be derived from exports.

The 2005 Amendment provides that Approved Enterprise status will only be necessary for receiving cash grants.  As a result, it was no longer necessary for a company to obtain Approved Enterprise status in order to receive the tax benefits previously available under the alternative benefits track.  Rather, a company may claim the tax benefits offered by the Investment Law directly in its tax returns, provided that its facilities meet the criteria for tax benefits set forth in the amendment.  Companies are entitled to approach the Israeli Tax Authority for a pre-ruling regarding their eligibility for benefits under the Investment Law, as amended.

In order to receive the tax benefits, the 2005 Amendment states that a company must make an investment which meets all of the conditions, including exceeding a minimum investment amount specified in the Investment Law.  Such investment allows a company to receive “Benefited Enterprise” status, and may be made over a period of no more than three years ended at the end of the year in which the company requested to have the tax benefits apply to its Benefited Enterprise.  Where the company requests to apply the tax benefits to an expansion of existing facilities, only the expansion will be considered to be a Benefited Enterprise and the company’s effective tax rate will be the weighted average of the applicable rates.  In this case, the minimum investment required in order to qualify as a Benefited Enterprise is required to exceed a certain percentage of the value of the company’s production assets before the expansion.

The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Benefited Enterprise depend on, among other things, the geographic location in Israel of the Benefited Enterprise.  The location will also determine the period for which tax benefits are available.  Such tax benefits include an exemption from corporate tax on undistributed income for a period of between two to 10 years, depending on the geographic location of the Benefited Enterprise in Israel, and a reduced corporate tax rate of between 10% and the applicable corporate tax for the remainder of the benefits period, depending on the level of foreign investment in the company in each year.  A company qualifying for tax benefits under the 2005 Amendment which pays a dividend out of income derived by its Benefited Enterprise during the tax exemption period will be subject to corporate tax in respect of the gross amount of the dividend at the otherwise applicable corporate tax rate or a lower rate in the case of a qualified FIC which is at least 49% owned by non-Israeli residents.  Dividends paid out of income attributed to a Benefited Enterprise are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty.

The benefits available to a Benefited Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law and its regulations.  If a company does not meet these conditions, it may be required to refund the amount of tax benefits, as adjusted by the Israeli consumer price index, and interest, or other monetary penalties.

We applied for tax benefits as a “Benefited Enterprise” with 2012 as a “Year of Election.”  We may be entitled to tax benefits under this regime once we are profitable for tax purposes and subject to the fulfillment of all the relevant conditions.  If we do not meet these conditions, the tax benefits may not be applicable which would result in adverse tax consequences to us.  Alternatively, and subject to the fulfillment of all the relevant conditions, we may elect in the future to irrevocably waive the tax benefits available for Benefited Enterprise and claim the tax benefits available to Preferred Enterprise under the 2011 Amendment (as detailed below).

Tax Benefits Under the 2011 Amendment

The Investment Law was significantly amended as of January 1, 2011, or the 2011 Amendment.  The 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment.

The 2011 Amendment introduced new tax benefits for income generated by a “Preferred Company” through its “Preferred Enterprise,” in accordance with the definition of such term in the Investment Law, which generally means that a “Preferred Company” is an industrial company meeting certain conditions (including a minimum threshold of 25% export).

A Preferred Company is entitled to a reduced flat tax rate with respect to the income attributed to the Preferred Enterprise, at the following rates:

Tax Year	Development Region “A”	Other Areas within Israel
2011 - 2012	10%	15%
2013	7%	12.5%
2014 - 2016	9%	16%
2017 and thereafter	7.5%	16%

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations — 0%, (ii) Israeli resident individuals — 20% in 2026 (iii) non-Israeli residents — 20%, which may be reduced down to 4% in 2026, subject to certain conditions under the Investment Law and to a reduced tax rate under the provisions of an applicable double tax treaty.

Under the 2011 Amendment, a company located in Development Region “A” may be entitled to cash grants and the provision of loans under certain conditions, if approved. The rates for grants and loans shall not be fixed, but up to 20% of the amount of the approved investment. In addition, a company owning a Preferred Enterprise under the Grant Track may be entitled also to the tax benefits which are prescribed for a Preferred Company.

The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.

We are currently not entitled to tax benefits for a Preferred Enterprise.

New Tax benefits under the 2017 Amendment that became effective on January 1, 2017

 The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and was effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technology Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a Preferred company satisfying certain conditions will qualify as having a “Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technology Enterprise located in development zone A. In addition, a Preferred Company qualified as having a “Preferred Technological Enterprise”  will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the National Authority for Technological Innovation (previously known as the Israeli Office of the Chief Scientist), to which we refer as IIA.

The 2017 Amendment further provides that a Preferred company satisfying certain conditions (including group consolidated revenues of at least NIS 10 billion) may qualify as having a “Special Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technology Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technology Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Technology Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from IIA. A Special Preferred Technology Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise, paid out of Preferred Technology Income, are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company and other conditions are met, the withholding tax rate will be 4%.

We currently are not entitled to tax benefits under the 2017 Amendment.

Taxation of Our Shareholders

Capital Gains

Capital gain tax is imposed on the disposition of capital assets by an Israeli resident, and on the disposition of such assets by a non-Israeli resident if those assets are either (i) located in Israel, (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel.  The Israeli Tax Ordinance distinguishes between “Real Gain” and the “Inflationary Surplus.”  Real Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition.  Inflationary Surplus is not currently subject to tax in Israel.

Real Gain accrued by individuals on the sale of our ordinary shares will be taxed at the rate of 25%.  However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%.

Real Gain derived by corporations will be generally subject to the corporate tax rate of 23% in 2026.

Individual and corporate shareholder dealing in securities in Israel are taxed at the tax rates applicable to business income - 23% for corporations in 2026, and a marginal tax rate of up to 50% for individuals, including an excess tax.

Notwithstanding the foregoing, capital gain derived from the sale of our ordinary shares by a non-Israeli shareholder may be exempt under the Israeli Tax Ordinance from Israeli capital gain tax provided that the seller does not have a permanent establishment in Israel to which the derived capital gain is attributed.  However, non-Israeli “Body of Persons” (which includes corporate entities, partnerships, and other entities), will not be entitled to the foregoing exemption if (i) more than 25% of its means of control are held, directly and indirectly, by Israeli resident alone or together with such person’s relatives or another person who, according to an agreement, collaborates with such person on a permanent basis regarding material affairs of the Body of Persons, or with another Israeli tax resident, , or (ii) Israeli residents are entitled to 25% or more of the revenues or profits of such non-Israeli Body of Persons, directly or indirectly.  In addition, such exemption would not be available to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

In addition, the sale of shares may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty.  For example, the U.S.-Israel Double Tax Treaty exempts U.S. residents from Israeli capital gain tax in connection with such sale, provided, among others, (i) the U.S. resident owned, directly or indirectly, less than 10% of an Israeli resident company’s voting power at any time within the 12-month period preceding such sale; (ii) the seller, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source at a rate of 25% if the seller is an individual and at the corporate tax rate (23% in 2026) if the seller is a corporation.  Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

At the sale of securities traded on a stock exchange a detailed return, including a computation of the tax due, must be filed and an advanced payment must be paid on January 31 and July 31 of every tax year in respect of sales of securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Israeli Tax Ordinance and regulations promulgated thereunder, the aforementioned return need not be filed, provided that (among other conditions) (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and an advance payment does not need to be made, and (iii) the taxpayer is not obligated to pay Excess Tax (as further explained below). Capital gain is also reportable on the annual income tax return.

Dividends

We have never paid cash dividends.  A distribution of a dividend by our company from income attributed to a Benefited Enterprise will generally be subject to withholding tax in Israel at a rate of 20% unless a reduced tax rate is provided under an applicable tax treaty.  A distribution of a dividend by our company from income attributed to a Preferred Enterprise will generally be subject to withholding tax in Israel at the following tax rates:  Israeli resident individuals - 20%; Israeli resident companies - 0% for a Preferred Enterprise; Non-Israeli residents - 20%, subject to a reduced rate under the provisions of any applicable double tax treaty.  A distribution of dividends from income, which is not attributed to a Preferred Enterprise to an Israeli resident individual, will generally be subject to withholding tax at a rate of 25%, or 30% if the dividend recipient is a “Controlling Shareholder” (as defined above) at the time of distribution or at any time during the preceding 12-month period.  If the recipient of the dividend is an Israeli resident corporation, such dividend will not be subject to Israeli tax provided the income from which such dividend is distributed was derived or accrued within Israel.

The Israeli Tax Ordinance provides that a non-Israeli resident (either individual or corporation) is generally subject to Israeli withholding tax on the receipt of dividends at the rate of 25% (30% if the dividends recipient is a “Controlling Shareholder” (as defined above), at the time of distribution or at any time during the preceding 12-month period); those rates may be subject to a reduced rate under the provisions of an applicable double tax treaty.  Under the U.S.-Israel Double Tax Treaty, the following withholding rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident:  (i) if the U.S. resident is a corporation which holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting share capital of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain type of interest or dividends - the rate is 12.5%; (ii) if both the conditions mentioned in clause (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate applicable to an Approved Enterprise - the rate is 15%; and (iii) in all other cases, the rate is 25%. The aforementioned rates under the Israel U.S. Double Tax Treaty will not apply if the dividend income was derived through a permanent establishment of the U.S. resident in Israel.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (among other conditions) (i) such income was not generated from a business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) the taxpayer is not obligated to pay Excess Tax (as further explained below).

Dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether or not the recipient is a “Controlling Shareholder,” as defined above), unless relief is provided in a treaty between Israel and the shareholder’s country of residence and provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate is obtained in advance.

Excess Tax

 Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income  including, but not limited to, income derived from dividends, interest and capital gains, exceeding a certain threshold (currently NIS 721,560 for years 2024 through 2027, which amount will be updated annually starting January 1, 2028, based on the change in the Israeli consumer price index), or the Threshold Amount. An additional 2% tax applies to "capital income" earned as of January 1, 2025 (including capital gains, dividends, and interest) exceeding the Threshold Amount.

Foreign Exchange Regulations

Non-residents of Israel who hold our ordinary shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion.  However, Israeli income tax is generally required to have been paid or withheld on these amounts.  In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated and may be restored at any time by administrative action.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

Certain Material U.S. Federal Income Tax Considerations

The following discussion describes certain material U.S. federal income tax considerations to U.S. Holders (as defined below) under present law of an investment in our ordinary shares. This discussion applies only to U.S. Holders that hold our ordinary shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and that have the U.S. dollar as their functional currency.

This discussion is based on the tax laws of the United States, including the Code, as in effect on the date hereof and on U.S. Treasury regulations as in effect or, in some cases, as proposed, on the date hereof, the Israel-U.S. income tax treaty, or the Treaty, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. This summary does not address any estate or gift tax consequences, the alternative minimum tax, the Medicare tax on net investment income or any state, local, or non-U.S. tax consequences, or any U.S. federal tax consequences other than U.S. federal income tax consequences. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This summary is no substitute for consultation by prospective investors with their own tax advisors and does not constitute tax advice. The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations including, without limitation:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders in securities that elect to mark to market;

•	U.S. expatriates;

•	grantor trusts;

•	tax-exempt entities;

•	persons holding our ordinary shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our share capital (by vote or value);

•	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

•	persons who acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our ordinary shares being taken into account in an applicable financial statement; or

•	pass-through entities, or persons holding our ordinary shares through pass-through entities.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are the beneficial owner of our ordinary shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or other arrangement treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  A person that would be a U.S. Holder if it held our ordinary shares directly and that is a partner of a partnership holding our ordinary shares is urged to consult its own tax advisor.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR ORDINARY SHARES.

Passive Foreign Investment Company

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will generally be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income (such as interest income); or

•
at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to cash or other assets that produce passive income or are held for the production of passive income.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which we own, directly or indirectly, 25% or more (by value) of the stock. Subject to various exceptions, passive income generally includes dividends, interest, capital gains, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person).

A non-U.S. corporation’s PFIC status is an annual determination that is based on tests that are factual in nature, and our status for any year will depend on our income, assets, and activities for such year. Based upon our review of our financial data, we believe that we were a PFIC for our 2025 taxable year. Because PFIC status is determined annually and is based on our income, assets and activities for the entire taxable year, it is not possible to determine with certainty whether we will be characterized as a PFIC for the 2026 taxable year until after the close of the year, and there can be no assurance that we will not be classified as a PFIC in any future year.

If we are a PFIC for any taxable year during your holding period for our ordinary shares, we generally will continue to be treated as a PFIC with respect to your investment in our ordinary shares for all succeeding years during which you hold our ordinary shares. You are advised to consult your own tax advisor regarding the potential availability of a “deemed sale” election that would allow you to eliminate this continuing PFIC status under certain circumstances.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to adverse consequences under special tax rules with respect to any “excess distribution” (as defined below) you receive and any gain you realize from a sale or other disposition (including a pledge) of our ordinary shares, unless you make a valid “mark-to-market” election or “qualified electing fund” election, each as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period will be treated as an “excess distribution.” Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•
the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of our ordinary shares cannot be treated as capital gains, even if you hold our ordinary shares as capital assets.

If we are or were treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs (of which there are none at present), you may be deemed to own a proportionate interest in such lower-tier PFICs that are directly or indirectly owned by us, and you may be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs you would be deemed to own.  As a result, you may incur liability for any excess distribution described above if we receive a distribution from our lower-tier PFICs or if any shares in such lower-tier PFICs (of which there are none at present) are disposed of (or deemed disposed of).  You should consult your tax advisor regarding the application of the PFIC rules to any of our subsidiaries in the event that our group includes one or more lower-tier PFICs.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above.  If you make a valid mark-to-market election for our ordinary shares, you will include in income for each year that we are treated as a PFIC with respect to you an amount equal to the excess, if any, of the fair market value of our ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares.  You will be allowed a deduction for the excess, if any, of the adjusted basis of our ordinary shares over their fair market value as of the close of the taxable year.  However, deductions will be allowable only to the extent of any net mark-to-market gains on our ordinary shares included in your income for prior taxable years.  Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of our ordinary shares, will be treated as ordinary income.  Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on our ordinary shares, as well as to any loss realized on the actual sale or disposition of our ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income.  Your basis in our ordinary shares will be adjusted to reflect any such income or loss amounts.  If you make a mark-to-market election, any distributions we make would generally be subject to the rules discussed below under “- Taxation of Dividends and Other Distributions on our Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations.  Our ordinary shares are listed on the Nasdaq Capital Market. The Nasdaq Capital Market is a qualified exchange, but there can be no assurance that the trading in our ordinary shares will be sufficiently regular to qualify our ordinary shares as marketable stock. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs we own (of which there are none at present), you generally will continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.  You should consult your tax advisor as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs (of which there are none at present).

Alternatively, if a non-U.S. entity treated as a corporation is a PFIC, a holder of shares in that entity may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a QEF election to include in income its share of the entity’s income on a current basis. A U.S. Holder of our ordinary shares can make a QEF election, if we provide the certain necessary information with respect to our annual ordinary earnings and net capital gain, in the first taxable year that we are treated as a PFIC with respect to the U.S. Holder. A U.S. Holder must make the QEF election for each PFIC by attaching a separate properly completed IRS Form 8621 for each PFIC to its timely filed U.S. federal income tax return. We plan to provide upon request or otherwise make available the information necessary for a U.S. Holder to make a QEF election with respect to us and will use commercially reasonable efforts to cause each lower-tier PFIC which we control, of which there are none at present, to provide such information with respect to such lower-tier PFIC. There is no assurance  however, that we will have timely knowledge of our status as a PFIC, that such information will be available for any lower-tier PFIC or that the information we provide will be adequate to allow U.S. Holders to make a QEF election.

If you make a QEF election with respect to a PFIC, you will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC. If you make a QEF election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in your income as a result of the QEF election will not be taxable to you. You will increase your tax basis in our ordinary shares by an amount equal to any income you have included as a result of the QEF election and will decrease your tax basis in our ordinary shares by any amount distributed on the ordinary shares that you have not included in your income. In addition, you will recognize capital gain or loss on the disposition of our ordinary shares in an amount equal to the difference between the amount realized and your adjusted tax basis in our ordinary shares. You should note that if you make QEF elections with respect to us and any lower-tier PFICs, you may be required to pay U.S. federal income tax with respect to our ordinary shares for any taxable year significantly in excess of any cash distributions received on your ordinary shares for such taxable year.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed. You should consult your tax advisor regarding any reporting requirements that may apply to you.

YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT ON YOUR INVESTMENT IN OUR ORDINARY SHARES IF WE WERE TO BE CONSIDERED A PFIC AS WELL AS THE APPLICATION OF THE PFIC RULES AND THE POSSIBILITY OF MAKING A MARK-TO-MARKET ELECTION OR QUALIFIED ELECTING FUND ELECTION.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC rules discussed above, the gross amount of any distributions we make to you (including the amount of any tax withheld) with respect to our ordinary shares generally will be includible in your gross income as dividend income on the date of receipt by the holder, but only to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).  The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.  To the extent the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ordinary shares, as capital gain.  We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles.  Therefore, you should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Certain distributions treated as dividends that are received by an individual U.S. Holder from a “qualified foreign corporation” may be classified as “qualified dividend income,” — which is generally taxed at the lower applicable long term capital gains rates provided certain holding period and other requirements are satisfied. A non-U.S. corporation (other than a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. We will not be a qualified foreign corporation if we are a PFIC for the taxable year in which we pay a dividend or for the preceding taxable year. As discussed below under “Passive Foreign Investment Company,” we believe that we were a PFIC for our 2025 taxable year. Because the PFIC determination is highly fact intensive, there can be no assurance that we will not be a PFIC in 2026 or for any other taxable year. Our ordinary shares will generally be considered to be readily tradable on an established securities market in the United States if they continue to be listed on the Nasdaq Capital Market. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares.

The amount of any distribution paid in a currency other than U.S. dollars will be equal to the U.S. dollar value of such currency on the date such distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars at that time.  The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Subject to certain significant conditions and limitations, any Israeli taxes paid on or withheld from distributions from us and not refundable to a U.S. Holder may be credited against the U.S. Holder’s U.S. federal income tax liability or, alternatively, may be deducted from the U.S. Holder’s taxable income. However, as a result of recent changes to the U.S. foreign tax credit rules, a withholding tax may need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. Holder. We have not determined whether these requirements have been met and, accordingly, no assurance can be given that any withholding tax on dividends paid by us will be creditable. The election to deduct, rather than credit, foreign taxes, is made on a year-by-year basis and applies to all foreign taxes paid by a U.S. Holder or withheld from a U.S. Holder that year. Dividends paid on our ordinary shares generally will constitute income from sources outside the United States and be categorized as “passive category income” or, in the case of some U.S. Holders, as “general category income” for U.S. foreign tax credit purposes. Because the rules governing foreign tax credits are complex, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances, including the effects of the Treaty.

Taxation of Disposition of our Ordinary Shares

Subject to the PFIC rules discussed above, upon a sale or other disposition of our ordinary shares, you will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (including the amount of any tax withheld) and your tax basis in such ordinary shares.  If the consideration you receive for our ordinary shares is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition.  However, if our ordinary shares are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale.  If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.

Any gain or loss on the sale or other disposition of our ordinary shares will generally be treated as long-term capital gain or loss if your holding period in our ordinary shares at the time of the disposition exceeds one year. Long-term capital gain of non-corporate U.S. Holders generally will be subject to U.S. federal income tax at reduced tax rates. The deductibility of capital losses is subject to significant limitations. The gain or loss generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes, subject to certain possible exceptions under the Treaty. The rules governing foreign tax credits are complex and, therefore, U.S. Holders are urged to consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to make effective use of foreign tax credits.

Information Reporting and Backup Withholding

 Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9. You should consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Information with respect to Foreign Financial Assets

Certain U.S. Holders may be required to file IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, reporting transfers of cash or other property to us and information relating to the U.S. Holder and us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply. See also the discussion regarding Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, above.

In addition, certain U.S. Holders must report information on IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to their investments in certain “specified foreign financial assets,” which would include an investment in our ordinary shares, if the aggregate value of all of those assets exceeds $50,000 on the last day of the taxable year (and in some circumstances, a higher threshold). This reporting requirement applies to individuals and certain U.S. entities.

U.S. Holders who fail to report required information could become subject to substantial penalties. U.S. Holders should consult their tax advisors regarding the possible implications of these reporting requirements arising from their investment in our ordinary shares.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT ABOVE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR ORDINARY SHARES.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the ordinary shares being offered.  Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of our ordinary shares set forth opposite its name below.  TD Securities (USA) LLC and LifeSci Capital LLC are the representatives of the underwriters.

Underwriter	Number of Shares
TD Securities (USA) LLC	307,606
LifeSci Capital LLC	151,506
Total	459,112

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.  If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement.  The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The address for TD Securities (USA) LLC is 1 Vanderbilt Avenue, New York, New York 10017, and the address for LifeSci Capital LLC is 1700 Broadway, 40th Floor, New York, New York 10019.

Discounts and Commissions. The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses to us.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $275,000 and are payable by us. We have agreed to reimburse the underwriters for up to $30,000 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

	Per Share	Total
Public offering price	$72.00	$33,056,064.00
Underwriting discounts and commissions	$4.32	$1,983,363.84
Proceeds, before expenses, to Company	$67.68	$31,072,700.16

The underwriters propose to offer the ordinary shares to the public at the public offering price set forth on the cover of this prospectus supplement.  The underwriters may offer the ordinary shares to securities dealers at the public offering price less a concession not in excess of $2.592 per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.  Sales of any ordinary shares may be made by affiliates of the underwriters.

Discretionary Accounts.  The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Stabilization. In connection with this offering, the underwriters (and their affiliates) may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•
Stabilizing transactions permit bids to purchase ordinary shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the ordinary shares while the offering is in progress.

•
Overallotment transactions involve sales by the underwriters of ordinary shares in excess of the number of shares the underwriters are obligated to purchase.  This creates a syndicate short position which may be either a covered short position or a naked short position.  In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in an option to purchase additional shares.  In a naked short position, the number of shares involved is greater than the number of shares in an option to purchase additional shares.  Because we have not granted the underwriters an option to purchase additional shares, the underwriters must close any short position by purchasing ordinary shares in the open market.

•
Syndicate covering transactions involve purchases of ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions.  Because we have not granted the underwriters an option to purchase additional shares, the underwriters must close any short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares.  As a result, the price of our ordinary shares in the open market may be higher than it would otherwise be in the absence of these transactions.  Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our ordinary shares.  These transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Lock-Up Agreements. Pursuant to certain ‘‘lock-up’’ agreements, we, our officers, directors and certain other holders of our shares have agreed, subject to certain specified exceptions, not to (and to cause any of our affiliates or any family member of such officer, director or other holder of our shares not to), without the prior written consent of the representatives (which may withhold their consent in their sole discretion):

•
sell, offer to sell, contract to sell or lend, effect any short sale or establish or increase a put equivalent position (as defined in Rule 16a-1(h) under the Exchange Act or liquidate or decrease any call equivalent position (as defined in Rule 16a-1(h) under the Exchange Act), pledge, hypothecate or grant any security interest in, or in any other way transfer or dispose of, in each case whether effected directly or indirectly, any shares or any options or warrants or other rights to acquire shares or any securities exchangeable or exercisable for or convertible into shares, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares (“related securities”), currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the holder or a family member,

•
enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of shares or related securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise,

•
announce the offering of any shares or related securities or make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any shares or related securities, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration,

•	file any registration statement under the Securities Act in respect of any shares or related securities (other than as contemplated by this offering), or

•	publicly announce an intention to do any of the foregoing.

This restriction terminates after the close of trading of the ordinary shares on and including the 90th day after the date of this prospectus supplement.

With respect to us, this restriction shall not apply to (A) the transactions contemplated by this offering, (B) the issuance of shares or options to purchase shares, or the issuance of shares upon exercise of options, pursuant to any share option, share bonus or other equity incentive or employee share purchase plan, but only if the holders of such shares or options agree in writing with the underwriters not to sell, offer, dispose of or otherwise transfer any such shares or options without the prior written consent of the representatives (which consent may be withheld in their sole discretion), and (C) the issuance of shares in connection with any joint venture, commercial or collaborative relationship or the acquisition or license by us of the securities, businesses, property or other assets of another person or entity or pursuant to any employee benefit plan as assumed by us in connection with any such acquisition, provided, however, in the case of this clause (C), (x) such shares shall not in the aggregate exceed 7.5% of the number of ordinary shares outstanding immediately prior to giving effect to such issuance and (y) the recipients thereof provide to the representatives a lock-up agreement.

With respect to our officers, directors and certain other holders of our shares, this restriction shall not apply to: (i) the transfer of shares or related securities by gift, transfer that shall not involve a disposition for value or by will or intestate succession to a family member or to a trust whose beneficiaries consist exclusively of one or more of the applicable executive officer, director and/or other holder of our shares and/or a family member; (ii)(x) transfers or dispositions of shares or related securities to any corporation, partnership, limited liability company or other legal entity, all of the beneficial ownership interests of which are held by the transferor or any family member or (y) if the transferor is a corporation, partnership, limited liability company, trust or other business entity, the transfer of shares or related securities to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in rule 405 promulgated under the Securities Act), or one or more limited partners, general partners, limited liability company members or stockholders or other equityholders of the transferor, provided that, in each case, any such transfer or distribution shall not involve a disposition for value; and (iii) the transfer of shares or related securities by operation of law, including pursuant to a domestic order or negotiated divorce settlement; provided, however, that in any such transfer or distribution pursuant to (i), (ii) or (iii) above, it shall be a condition to such transfer that: (a) each donee, transferee or distributee executes and delivers to the representatives a “lock-up” agreement in form and substance satisfactory to the representatives stating that such donee, transferee or distributee is receiving and holding such shares and/or related securities subject to the above restrictions and agrees not to sell or offer to sell such shares and/or related securities, engage in any swap or engage in any other activities restricted under the above restrictions except in accordance with such “lock-up” agreement; and (b) prior to the expiration of the lock-up period, no public disclosure or filing under the Exchange Act by any party to the transfer (donor, donee, transferor or transferee, distributor or distributee) shall be required, or made voluntarily, reporting a reduction in beneficial ownership of shares or related securities in connection with such transfer or distribution; provided, that in the case of a gift or other transfer pursuant to (i) above, any required filing under the Exchange Act may be made if such filing clearly indicates in the footnotes thereto the nature of such transfer.

Furthermore, notwithstanding the above restrictions, each of our officers, directors and certain other holders of our shares that is subject to a “lock-up” agreement may:

1.
exercise an option or other equity award to purchase shares granted under any of our equity incentive plans or equity purchase plans, whether for cash or by net exercise or “cashless” exercise, insofar as such option or other equity award is outstanding as of the date hereof, provided that the underlying shares shall continue to be subject to the above restrictions;

2.
exercise a convertible note to purchase shares existing as of the date hereof, provided that the underlying shares shall continue to be subject to the above restrictions and provided, further that, if required, any public report or filing under the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the exercise of a convertible note, that no shares were sold by the reporting person and that shares received upon exercise of the convertible note are subject to the above restrictions;

3.
establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares, provided that, such plan does not provide for any transfers of shares or related securities during the lock-up period and the entry into such plan is not voluntarily announced during the lock-up period, and any required announcement or filing under the Exchange Act includes a statement to the effect that no transfer of shares or related securities shall be made under such plan during the lock-up period;

4.
transfer or dispose of shares acquired on the open market following this offering, provided that no public report or filing under the Exchange Act shall be required, or made voluntarily, in connection with such transfer or disposition during the lock-up period;

5.
transfer shares to us as forfeitures to satisfy tax withholding obligations of the transferor in connection with the vesting or exercise of equity awards by the transferor pursuant to our equity incentive plans, insofar as such equity awards are outstanding as of the date hereof, provided that, if required, any public report or filing under the Exchange Act shall clearly indicate in the footnotes thereto that the purpose of such transfer was to cover tax obligations of the transferor in connection with such vesting or exercise; or

6.
pursuant to a bona fide third-party tender offer for all of our outstanding shares, merger, consolidation or other similar transaction made to all holders of our securities involving a change of control (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the transferor may agree to transfer, sell, tender or otherwise dispose of shares or other such securities in connection with such transaction, or vote any shares or other such securities in favor of any such transaction), provided that, in the event that such tender offer, merger, consolidation or other such transaction is not completed, such securities held by the transferor shall remain subject to the above restrictions.

Selling Restrictions

Canada.  The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland. The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area. In relation to each Member State of the European Economic Area (each, a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that shares may be offered to the public in that Member State at any time:

A.          to any legal entity which is a qualified investor as defined under Article 2 the Prospectus Regulation;

B.          to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

C.          in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom.  No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

A. to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

B. to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

C. in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.  For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Hong Kong.  The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”), or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Singapore.  Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

A.  to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

B.  to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

C.  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

A. a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

B. a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Israel.  The securities offered hereunder may not be offered or sold to the public in Israel absent the publication of a prospectus that has been approved by the Israel Securities Authority (the “ISA”). This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), and has not been filed with or approved by the ISA. In Israel, this document is being distributed only to, and is directed only at, and any offer of the securities hereunder is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum to the Israeli Securities Law (the “Addendum”), consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically.  The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders.  Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.  Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships. Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the ordinary shares under Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co.  Certain legal matters with respect to U.S. law will be passed upon for us by Greenberg Traurig, LLP, New York, New York.  Paul Hastings LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering with respect to U.S. law, and Gornitzky & Co., Tel Aviv, Israel, is acting as counsel for the underwriters in connection with this offering with respect to Israeli law.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2025 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1c to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following table sets forth expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the offering.

Legal fees and expenses	$200,000.00
Accounting fees and expenses	$60,000.00
Transfer agent fees and expenses	$5,000.00
Miscellaneous fees and expenses	$10,000.00
Total	$275,000.00

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus supplement and the accompanying prospectus, which are part of our registration statement on Form F-3, do not contain all of the information, exhibits, schedules and undertakings set forth in the registration statement.  For further information about us, and the securities offered by this prospectus, please refer to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus supplement relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Statements made in this prospectus supplement and the accompanying prospectus concerning the contents of any contract, agreement or other document are not complete descriptions of all terms of such documents. You should read this prospectus supplement, the accompanying prospectus and the documents that we have filed as exhibits to the registration statement completely.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer.  In accordance with the Exchange Act, we are required to file reports and other information with the SEC, including annual reports on Form 20-F containing financial statements audited by an independent accounting firm.  We also furnish to the SEC, under cover of Reports of Foreign Private Issuer on Form 6-K, material information required to be made public by us or filed by us with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an Internet site that contains reports, information statements and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, rules prescribing the furnishing and content of proxy statements. While Section 8103 of the National Defense Authorization Act for Fiscal Year 2026 named, the “Holding Foreign Insiders Accountable Act” which was signed into law on December 18, 2025, requires our officers and directors to make insider reports under Section 16(a) effective March 18, 2026, our principal shareholders remain exempt from the requirements to report transactions in our equity securities. Our directors and officers also continue to remain exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act.  In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-38367).  These filings contain important information which does not appear in this prospectus.  The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

•	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2025, filed with the SEC on March 19, 2026;

•
the description of share capital (incorporated by reference to Exhibit 2.2 of the Annual Report on Form F-20 for the year ended December 31, 2025 filed with the SEC on March 19, 2026), including any subsequent amendment or any report filed for the purpose of updating such description.

In addition, all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

Certain statements in and portions of this prospectus supplement update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement may update and replace statements in and portions of this prospectus supplement or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents.  Please direct your written or telephone requests to Sol-Gel Technologies Ltd., 7 Golda Meir Street, Weizmann Science Park, Ness Ziona, 7403650, Israel, Attn:  Eyal Ben-Or, telephone number +972 (8) 931-3433.  You may also obtain information about us by visiting our website at www.sol-gel.com.  Information contained in our website is not part of this prospectus.  We have included our website address in this prospectus solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204 Newark, Delaware.

We have been informed by our legal counsel in Israel, Goldfarb Gross Seligman & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations, legal procedures, and certain exceptions, Israeli courts may enforce a U.S. judgment in a civil matter which is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel.  Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange in force on the date of the payment.  Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency.  Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time.  Judgment creditors must bear the risk of unfavorable exchange rates.

459,112 Ordinary Shares

PROSPECTUS SUPPLEMENT

Book-Running Managers

TD Cowen	LifeSci Capital

March 23, 2026